Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered this 26th day of October, 2004 by and between GEORGE W. MCGEENEY (“McGeeney”) and AFFORDABLE RESIDENTIAL COMMUNITIES INC., a Maryland corporation (“Parent”) and ARC MANAGEMENT SERVICES, INC., a Delaware corporation, on behalf of themselves and their affiliated entities ARC (Parent and its affiliates collectively hereinafter sometimes referred to as “ARC”).

WHEREAS, McGeeney has served as ARC’s President and Chief Operating Officer; and

WHEREAS, the parties have reached certain mutual agreements and understandings with respect to the termination of McGeeney’s employment and desire to fully and finally settle any matters of employment, claims, disputes and obligations relating to McGeeney’s employment with ARC and the termination thereof.

In exchange for the mutual promises set forth below, and intending to be legally bound, McGeeney and ARC agree as follows:

1.             Separation Date.  McGeeney hereby irrevocably resigns from his employment and all positions with ARC as of October 26, 2004 (the “Separation Date”).  As of the Separation Date, McGeeney’s Employment Agreement dated February 18, 2004 shall terminate, McGeeney shall be relieved of all duties, and shall no longer be authorized to represent ARC or incur any obligations on behalf of ARC.

2.             Payments.

(a)                           Compensation.    Provided that McGeeney has complied with the terms of this Agreement and provided further that McGeeney has provided to ARC the necessary transition services as ARC may, until November 1, 2006, from time to time require, McGeeney will be compensated in the amount of $ 670,000.00 on the following schedule:

(i)                                                     On the first business day following the Full Acceptance of this Agreement by McGeeney and the expiration of the revocation period as provided for in paragraph 12 herein, $ 120,000.00;

(ii)                                                  On the 18th day of January, 2005, $ 200,000.00; and
From January 31 1, 2005 through November 3, 2006, the balance of  $ 350,000.00 shall be paid in approximately equal installments in accordance with ARC’s payroll practices;
less all amounts required to be withheld by law including any applicable federal, state and local withholding taxes and deductions.

(b)                           Outplacement Services.  At his request, McGeeney shall be entitled to receive, beginning on the first business day following the Full Acceptance of this Agreement by McGeeney and the expiration of the revocation period as provide for in paragraph 12 herein, at ARC’s expense, outplacement services through the Executive program offered by Drake, Beam and Morin for a period of up to twelve (12) months.

(c)                           Continued Payment of Health Insurance Benefits. During the Payment Period, McGeeney shall be entitled to continued health benefits as if he were an employee of the ARC, subject to the same terms, conditions, costs and deductibles as are available to ARC employees during that time and subject to any rules, regulations or requirements imposed by ARC’s insurance carrier.

(d)                           Stock.  McGeeney shall forfeit to ARC any  shares of the stock in ARC awarded to him under the 2003 Equity Incentive Plan that are not vested as of the Separation Date.

(e)                           No Other Payments.  Except as specifically provided in this Agreement, McGeeney shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of ARC as of the Separation Date and shall not be entitled to any further payments, benefits, compensation or remuneration of any kind or nature by ARC.

(f)                            Note.   On or before the first business day following expiration of the revocation period as provided for in paragraph 12 herein, McGeeney shall pay to ARC the entire balance of principal and interest due on his note with ARC Management Services, Inc. dated July 30, 2002.

3.                             Release.  McGeeney knowingly, voluntarily and willingly releases and forever discharges ARC, and all of its past and present affiliates, members, managers, trustees, directors, officers, partners, employees, agents, attorneys, servants, predecessors, successors and assigns (collectively, the “ARC Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them,  McGeeney or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the ARC Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Agreement is executed by McGeeney, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ Release”).  This Release includes, without limitation, any rights or claims relating in any way to McGeeney’s employment relationship with any of the ARC Releasees, or the termination thereof, or arising under any statute or regulation, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee  Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, the State of  Colorado anti-discrimination law, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between McGeeney and any of the ARC Releasees.  McGeeney represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the ARC Releasees arising out of or relating to any of the matters set forth in this paragraph.  McGeeney further represents and agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding that may be commenced on McGeeney’s behalf arising out of the matters released hereby.

4.             Non-Compete.  For a period of four years following the Separation Date, McGeeney shall not engage in Competition (as hereinafter defined) with ARC.  For purposes of this Agreement, “Competition” by McGeeney shall mean McGeeney’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the Business of ARC (as hereinafter defined), or otherwise participates in any way in the manufactured housing industry.  For purposes of this Agreement, “Business of ARC” means the business, conduct or activity related to the ownership, finance, operation or management of manufactured home communities, the acquisition, refurbishment, transportation, sale or finance of manufactured homes, the manufacturing of manufactured homes, the sale of insurance for manufactured homes or manufactured home communities, the sale of or providing services to entities or persons who engage in any of the foregoing, or any other activity related thereto.

5.             Confidentiality.

(a)           McGeeney agrees not to disclose any Confidential Information (as defined below) about ARC obtained by McGeeney during his association with ARC or, except as set forth in paragraph 6 (b) below, any information about the circumstances surrounding his separation from ARC.  “Confidential Information” shall mean ARC information not generally known by or available to the public, including, without limitation, personnel information, financial information, trade secrets, reports, documents, knowledge, data, products, processes, customer lists, research, business and pricing models or plans, terms of contracts and negotiations, information regarding operations, background information on publicly available information that is otherwise not known to or generally available to the public, systems and services, computer and any other processed or collated data, computer programs, marketing data and all other subject matter pertaining to the actual or anticipated business of ARC or of any of its clients, customers, consultants, licensees or affiliates, which McGeeney produced, obtained or acquired during McGeeney’s employment with ARC.  In addition, McGeeney shall not  engage in any conversation with any past or present employee, officer, director or agent of ARC about matters related to ARC except at the request of the CEO or the CEO’s designee in accordance with paragraph 8 herein.

(b)           The parties agree that the negotiation of this Agreement shall remain confidential and shall not be disclosed to any person, except (i) by McGeeney to his immediate family and as may be required for obtaining legal or tax advice in connection with this Agreement; (ii) by ARC, to members of the Board of Directors or staff as may be required for business purposes; (iii) for the preparation and/or filing of securities filings,  income tax returns or required financial disclosures.  In the case of any disclosure to immediate family or a legal or tax advisor, McGeeney shall require any person receiving such information to maintain its confidentiality and shall be liable for any damages that arise as a result of the failure of such person to maintain such confidentiality.

(c)           Notwithstanding any provision of this Agreement to the contrary, each party shall be permitted to respond to any subpoena or other lawful process, provided, that such party gives notice to the other party sufficiently in advance of disclosure for such party to seek a protective order limiting or precluding any such requested disclosure.

6.             Non-Disparagement.

(a)           McGeeney agrees that he will not make any comments relating to any of the ARC Releasees, that are critical, derogatory or which may tend to injure the reputation or business of ARC or any of the other ARC Releasees.

(b)           Reference inquiries from prospective employers will be handled by the Human Resources Department and by only verifying McGeeney’s dates of employment and last position held.

7.             Non-Solicitation.  For a period of four years following the Separation Date, McGeeney, or any person or entity acting on McGeeney’s behalf or at his direction, shall not directly or indirectly solicit any person employed by ARC for employment by McGeeney, or at any company or entity of which McGeeney is a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permits his name to be used in connection with the activities of said business or organization.

8.             Cooperation.   McGeeney agrees that as a result of his former position with ARC, he may have information and/or knowledge of dealings, sales, transactions and the like related to ARC.  In consideration of this Agreement, McGeeney shall make himself and his services reasonably available to ARC, at the request and sole discretion of the Chief Executive Officer of ARC or any person or entity designated by the CEO for (a) general consultation relating to McGeeney’s duties while employed by ARC or (b) to provide such information for interviews, and, if necessary, for any preparation,  depositions or testimony in any  arbitral, judicial, regulatory or similar proceeding.  The CEO of ARC shall only request Mr. McGeeney’s services if, in his opinion, Mr. McGeeney’s information and knowledge are reasonably required by ARC.

9.             Return of ARC Property.  McGeeney represents and agrees that he has returned or shall immediately return to ARC all laptops, blackberry, reports, files, memoranda, documents, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical property that McGeeney received and/or prepared or helped to prepare in connection with McGeeney’s employment with ARC, and that he has not retained and shall not retain any copies, duplicates, reproductions or excerpts thereof.

10.           Disclaimer.  The parties agree that this Agreement shall not be construed as an admission by McGeeney or ARC of any unlawful act against the other, or that McGeeney or ARC has acted wrongfully towards the other.  McGeeney and ARC specifically disclaim and deny any unlawful or wrongful act towards the other.

11.           Legal Counsel.  McGeeney acknowledges and agrees that ARC has advised him to seek legal advice regarding this Agreement; that he fully understands his right to discuss all aspects of this Agreement with his private attorney(s); that he is voluntarily entering into this Agreement; and that upon executing this Agreement, he will not and cannot sue ARC for any claims associated with his employment with or separation from ARC except as stated in this Agreement.

12.           Full Acceptance.  McGeeney received this Agreement on the Separation Date and has twenty one (21) calendar days from such date to review, discuss and seek legal counsel although he may sign it prior to the expiration of such period if he so chooses.  Upon accepting the terms of the Agreement and signing it, he has the right to revoke the Agreement within seven (7) calendar days after signing it.  McGeeney represents and agrees that if he wishes to revoke this Agreement, McGeeney will immediately notify the CEO of ARC, Scott D. Jackson, at 600

Grant Street, Suite 900, Denver, CO 80203, phone (303) 383-7501, by telephone and in writing, signed by McGeeney, by no later than 5:00 p.m. Mountain Time on the seventh (7) day of the revocation period.  If no such revocation occurs, Full Acceptance of this Agreement will occur on the eighth day after Mr. McGeeney signs his Agreement.  McGeeney represents and agrees that in executing this Agreement he will not rely on any statement not set forth herein which may have been made by any ARC Releasees with respect to the subject matter, basis or effect of this Agreement.  McGeeney shall not be entitled to receive any payments or benefits under this Agreement until Full Acceptance.  McGeeney agrees that changes made to this Agreement since the Separation Date do not cause the twenty-one day review period to restart and he waives any additional twenty-one day review period beyond the initial review period that began on the Separation Date.  Unless accepted by the twenty first (21) day after the Separation Date, the offer of this Agreement shall be withdrawn, and McGeeney shall have no right to receive any payments or benefits under this Agreement.

13.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between McGeeney and ARC and merges and supersedes all prior discussions, agreements, arrangements, negotiations, discussions, representations and understandings of every kind and nature, written or oral, between McGeeney and ARC.  No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by McGeeney and ARC.

14.           Severability.  The provisions of this Agreement are severable, and if any part of it is found unenforceable, the other paragraphs, sections and provisions shall remain full, valid and enforceable.  In addition, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographic scope, activity or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by law.

15.           Governing Law.  This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without reference to its conflict of law rules.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.           Jurisdiction.  The parties agree (a) to submit to the jurisdiction of the federal and state courts of the State of Colorado, which shall be the exclusive jurisdictions, in connection with any dispute which may arise between the parties including, without limitation, any dispute relating this Agreement and (b) not to assert improper or inappropriate venue as a defense to any such action.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.,	ARC MANAGEMENT SERVICES, INC.,
a Maryland Corporation	a Delaware corporation

By:	/s/ Scott D. Jackson	By:	/s/ Scott D. Jackson
Its:	Chairman and Chief Executive Officer	Its:	Manager

Agreed to and Accepted:

/s/ George W. McGeeney		October 26, 2004
GEORGE W. MCGEENEY		Date